UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.           )

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NEOPHARM, INC.
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October 27, 2004

John N. Kapoor, Ph.D.
EJ Financial Enterprises
225 East Deerpath Road
Suite 250
Lake Forest, Illinois 60045

Dear John:

        We are writing you once again to encourage you to put an end to your disruptive and costly consent solicitation. Shortly after you began this process, we wrote you to ask that you work with us rather than against us to maximize value for all of our shareholders. Since that time, on three separate occasions (including again over the past few days), we have attempted to reach a compromise with you that would bring an end to this contest. We believe our proposals have been more than fair. Unfortunately, you have been unwilling to agree to any settlement that does not give control over the Board to you and directors designated by you.

        We are disappointed that you have rejected all of our proposed compromises and have informed Greg Young and Erick Hanson that you intend to continue your solicitation all the way through the 2005 annual meeting of shareholders, which means up to eight more months of disruption to our business, our management team and our shareholders. We have no desire to continue to spend valuable time and resources responding to your public statements and accusations. We know our shareholders do not want this disruptive process to continue either. In light of these concerns, we are once again proposing a compromise. We would like to invite you and all of your nominees to serve on the Board as follows: (i) we will expand the size of the Board to nine; (ii) each of the current directors will remain on the Board; (iii) each of your nominees will be appointed to the Board; (iv) we will form a committee of four independent directors to continue our ongoing efforts to examine and make additional recommendations with respect to the Company's cost structure and cash burn rate; and (v) you agree to stop your solicitation immediately, to support the Board's proposals and nominees, and not to engage in another consent solicitation or a proxy solicitation until after the 2006 annual meeting of shareholders. We are prepared to implement this proposal immediately and sincerely hope you accept it.

        Notwithstanding the distraction your solicitation is causing and regardless of your response to our proposal, we intend to remain focused on managing the Company's business for all of our shareholders. We are working hard to cut the Company's expenses as much and as rapidly as prudently possible, move the PRECISE trial forward as quickly as possible and seek opportunities to monetize some of the Company's other assets. We are doing so pursuant to a plan developed by our management team led by Greg Young with the Board's full support. Greg will present that plan to the full Board and shareholders this week, on schedule. As you recall, this was a schedule we all agreed made sense because it allowed time for careful analysis with the help of outside consultants so we would cut costs where appropriate while maximizing the value and cash return on our product portfolio.

        John, if you are unwilling to compromise and in light of all that we are already doing, we have a hard time understanding what you would do differently that would justify turning control of the Company over to a new and inexperienced board and disrupting our management team and clinical trials.

        At this critical stage in our Company's history, we need to focus all of our time and energy on managing our Company for the benefit of all of our shareholders. We intend to do so, and we urge you to accept our proposal and join us in our efforts.

Sincerely,

Erick E. Hanson	Sander A. Flaum

Matthew P. Rogan, M.D.	Kaveh T. Safavi, M.D., J.D.

Gregory P. Young